SEC


                                   EXHIBIT 12

               NIAGARA MOHAWK HOLDINGS, INC. STATEMENT OF MATERIAL
                 CHANGES, NOT IN THE ORDINARY COURSE OF BUSINESS
                               SINCE MARCH 31,1998


On June 30, 1998, Niagara Mohawk Power Corporation completed the consummation of the Master Restructuring Agreement terminating, restating or amending purchase power contracts with 14 Independent Power Producers under 27 purchase power agreements in exchange for approximately $3.6 million in cash and approximately
42.9 million shares of common stock. See Exhibit 6, Niagara Mohawk Holdings, Inc. Form S-4 Registration Statement No. 333-49769 (and amendments thereto) for further information regarding this transaction including its pro forma effects on the financial statements of Niagara Mohawk Power Corporation.